Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:	Investor Contact:
Ed Steadham,	Terry Mangan
203-578-2287	203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER FINANCIAL ANNOUNCES TRUST PREFERRED SECURITIES

EXCHANGE RATIO FOR ITS EXCHANGE OFFER

WATERBURY, Conn., June 23, 2009 – Webster Financial Corporation (NYSE: WBS) announced today that in connection with its exchange offer for its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock and the 7.65% Fixed to Floating Rate Trust Preferred Securities of Webster Capital Trust IV, guaranteed by Webster, Webster has determined that, for each $1,000 liquidation amount of Trust Preferred Securities accepted for exchange, 82.0755 shares of common stock will be issued, and a cash payment equal to accrued distributions, in respect of the Trust Preferred Securities from the last payment date to, but not including, the settlement date, will be paid. The final Trust Preferred Securities Exchange Ratio for each $1,000 liquidation amount of Trust Preferred Securities was determined by dividing $650 by $7.9195, the average volume-weighted average price (VWAP) of WBS common stock during the Averaging Period.

As announced on May 28, Webster also is offering to exchange 35.8046 shares of common stock and $350 in cash for each share of its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock accepted for exchange.

The exchange offer will expire at 11:59 p.m., New York City Time, on Wednesday, June 24, 2009, unless extended or earlier terminated by Webster. Securities that are tendered may be withdrawn at any time prior to this date. To receive the consideration in the exchange offer, holders must validly tender and not withdraw their securities prior to the expiration date. Webster will pay the consideration promptly after the expiration date.

J.P. Morgan Securities Inc. and Barclays Capital Inc. are acting as Webster’s financial advisors in connection with the exchange offer. They have not been retained to, and will not, solicit acceptances of the exchange offer or make any recommendations to holders with respect thereto.

The complete terms and conditions of the exchange offer are set forth in the Offer to Exchange and Letter of Transmittal that were sent to holders of the convertible preferred stock and trust preferred securities. Holders are urged to read the exchange offer documents carefully. Copies of the Offer to Exchange and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the information agent and exchange agent for the exchange offer, at toll-free: 866-540-1500 or 212-430-3774. The Offer to Exchange, Letter of Transmittal and other related documents also were filed with the Securities and Exchange Commission on Schedule TO and may be obtained for free at the Securities and Exchange Commission’s website, http://www.sec.gov.

This press release is neither an offer to purchase nor a solicitation to buy any shares of the convertible preferred stock and trust preferred securities, nor is it a solicitation for acceptance of the exchange offer. Webster is making the exchange offer only by, and pursuant to the terms of, the Offer to Exchange and the related Letter of Transmittal. The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Webster or its affiliates, the exchange agent, the information agent or financial advisors are making any recommendation as to whether or not holders should tender their shares of convertible preferred stock and trust preferred securities in connection with the exchange offer.

Forward-looking statements

This press release may contain forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from management expectations, projections and estimates. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of our loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices. Some of these and other factors are discussed in the annual and quarterly reports of Webster Financial Corporation previously filed with the Securities and Exchange Commission. Such developments, or any combination thereof, could have an adverse impact on the company’s financial position and results of operations. Except as required by law, Webster does not undertake to update any such forward looking statements.

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.3 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster investor relations website at www.wbst.com